SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                             FORM 8-K


                          CURRENT REPORT
                 Pursuant to Section 13 or 15(d)
              of the Securities Exchange Act of 1934


        Date of Earliest Event Reported:  May 13, 1997


                   Jefferson-Pilot Corporation
      (Exact name of registrant as specified in its charter)


       North Carolina             1-5955          56-0896180
(State or other jurisdiction   (Commission    (I.R.S. Employer
     of incorporation)          File Number)  Identification No.)


  100 North Greene Street, Greensboro, North Carolina    27401
      (Address of principal executive offices)         (Zip Code)


                          (910) 691-3691
      (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

On May 13, 1997, Jefferson-Pilot Corporation ("JP Corp") completed the acquisition of all outstanding shares of Chubb Life
Insurance Company of America ("Chubb Life") from The Chubb
Corporation ( Seller ).

Chubb Life's life insurance operations, principally universal life, variable universal life and term insurance, are conducted nationwide through Chubb Life and its life insurance subsidiaries, Chubb Colonial Life Insurance Company and Chubb Sovereign Life Insurance Company. Chubb Life's other subsidiaries include Chubb Securities Corporation, a full service NASD registered broker dealer.

The purchase price was $875 million, subject to certain potential adjustments, which are not expected to be material.

JP Corp paid approximately $775 million at closing. In addition, a dividend of approximately $100 million was paid by Chubb Life to Seller immediately prior to closing.

The acquisition, which was effective as of April 30, 1997 for financial reporting and tax purposes, was financed through sales of portfolio securities (after tax proceeds of $260 million), issuances of Capital Securities and MEDS (proceeds of $297 million and $75 million respectively), and additional commercial paper borrowings of $143 million backed up by a $375 million Amended and Restated Credit Agreement entered into as of May 7, 1997 with a group of banks and NationsBank, N.A. (South) as Agent.

Further Reporting

The Registrant will file an amendment to this Form 8-K within 60 days to provide the required proforma financial information.

Item 7.  Financial Statements and Exhibits

     (a)  Financial statements of business acquired.

          (i) Audited Consolidated Financial Statements of Chubb Life Insurance Company of America and subsidiaries including report of independent public accountants, audited consolidated balance sheets as of December 31, 1996 and 1995, audited consolidated statements of income, shareholder's equity and cash flows for the three years ended December 31, 1996, and notes to consolidated financial statements.

          (ii) Unaudited consolidated balance sheet at March 31, 1997, and unaudited consolidated condensed statements of income and cash flows for the three months ended March 31, 1997 and 1996 for Chubb Life Insurance Company of America and subsidiaries.

     (b)  Pro forma financial information.

          To be supplied by amendment.

     (c)  Exhibits

         (2)   Stock Purchase Agreement dated as of February 23,
1997 between Jefferson-Pilot Corporation and The Chubb
Corporation. (Confidential treatment requested with respect to certain portions thereof.) Exhibits and Schedules set forth in the Agreement have been omitted and have been provided supplementally to the Securities and Exchange Commission.

         (23)  Consent of Ernst & Young, LLP

         (99)  A copy of JP Corp's May 13, 1997 press release.

        (99a) Amended and Restated Credit Agreement dated as of May 7, 1997 among the registrant and the banks named therein, and NationsBank, N.A. (South) as Agent, is not being filed because the total amount of borrowings available thereunder does not exceed 10% of total consolidated assets. The registrant agrees to furnish a copy of this agreement to the Commission upon request.

                             SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   JEFFERSON-PILOT CORPORATION


                                   By: /s/  Robert A. Reed

                                   (name)   Robert A. Reed

                                   (title)  Vice President


Dated:  May 28, 1997

            Index to Financial Statements and Exhibits

Number          Description                              Page

a(i)            Audited historical financial
                statements                               AS-1

a(ii)           Unaudited interim financial
                statements                               US-1

c(2)            Stock Purchase Agreement*                SP-1

c(23)           Consent of Ernst & Young, LLP            CL-1

c(99)           Press release                            PR-1


*Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange
Commission.

Audited Consolidated
Financial Statements

Chubb Life Insurance
Company of America and
Subsidiaries




Contents

Report of Independent Auditors                            1

Audited Consolidated Financial Statements
Consolidated Balance Sheets                               2
Consolidated Statements of Income                         4
Consolidated Statements of Shareholder's Equity           5
Consolidated Statements of Cash Flows                     6
Notes to Consolidated Financial Statements                8

Report of Independent Auditors

The Board of Directors
Chubb Life Insurance Company of America


We have audited the accompanying consolidated balance sheets of Chubb Life Insurance Company of America and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chubb Life Insurance Company of America and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

As described in Note 2 to the financial statements, the Company changed its methods of accounting for certain investments in debt and equity securities in 1994.



March 5, 1997

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Balance Sheets
                                                  12/31/96      12/31/95
(In thousands)
Assets
Invested assets (Note 4)
Fixed maturities
Held-to-maturity, at amortized cost           $    381,230  $    403,539
Available-for-sale, at market                    2,498,281     2,244,192
Equity securities, at market                        30,681        40,208
Short term investments, at cost                     48,333        50,765
Policy loans                                       217,857       202,705
Mortgage loans on real estate                        8,945         9,634
Total invested assets                            3,185,327     2,951,043

Accrued investment income                           52,473        46,000
Uncollected premiums                                 5,782        11,016
Reinsurance recoverable on life
and health policy liabilities                      190,505       193,925
Deferred policy acquisition costs (Note 5)         644,653       575,614
Value assigned purchased insurance in force (Note 5)34,460        37,095
Goodwill, net of accumulated amortization of
$24,253 in 1996 and $22,067 in 1995                 63,196        65,382
Property and equipment, net of accumulated
depreciation of $50,609 in 1996 and $61,876 in 1995 37,835        44,129
Receivable-sale of subsidiary (Note 3)              25,647             0
Separate account assets                            401,430       261,764
Other assets                                        90,511        83,272
                                                 1,546,492     1,318,197
Total assets                                   $ 4,731,819   $ 4,269,240

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Balance Sheets
                                                  12/31/96      12/31/95
(In thousands)
Liabilities
Policy liabilities
Policy fund balances                            $2,415,001    $2,129,327
Future policy benefits                             636,283       621,356
Policy and contract claims                          72,422        85,831
Premiums paid in advance                             1,628         2,136
Other policyholders' funds                         105,322        98,723
                                                 3,230,656     2,937,373

Mortgage loan payable (Note 13)                      4,369         5,212
Loans payable (Note 13)                             50,500        36,000
Federal income taxes payable (Note 6)               10,364         8,833
Deferred federal income taxes (Note 6)              53,583        71,955
Separate account liabilities                       401,430       261,764
Net liabilities of discontinued operations          18,499             0
Accrued expenses and other liabilities (Notes 7,8)  96,388       103,458
Total liabilities                                3,865,789     3,424,595

Commitments and contingent liabilities (Notes 10,14)

Shareholder's equity
Common stock--$5 par value, 600,000 shares
authorized, issued and outstanding                   3,000         3,000
Paid-in capital                                    249,872       249,872
Unrealized appreciation of investments, net(Note 4) 17,622        40,720
Retained earnings                                  595,536       551,053
Total shareholder's equity                         866,030       844,645

Total liabilities and shareholder's equity      $4,731,819    $4,269,240

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Statements of Income

Years Ended December 31
                                        1996          1995          1994
(In thousands)

Premiums and policy
charges (Note 11)                $   337,782   $   311,275   $   271,947
Net investment income (Note 4)       236,482       222,947       192,414
Realized investment gains (Note 4)    12,587        21,808         9,304
Other income                           2,945         2,008         1,387
Total revenues                       589,796       558,038       475,052

Benefits, Claims and Expenses
Policy benefits and claims           304,780       279,990       247,616
Change in reserves for
future policy benefits                16,034        24,659        20,016
                                     320,814       304,649       267,632

Expenses
Commissions and other
operating expenses                    95,034        96,392        79,617
Amortization                          99,313        79,643        70,641
                                     194,347       176,035       150,258

Total benefits, claims and expenses  515,161       480,684       417,890

Income from continuing operations
before federal income tax             74,635        77,354        57,162

Federal income tax (benefit) (Note 6)
Current                               31,100        32,186        20,001
Deferred                              (6,001)       (5,956)       (2,241)
                                      25,099        26,230        17,760

Income from continuing operations     49,536        51,124        39,402

Discontinued operations (Note 3):
Loss from operations, net of tax      (1,045)       (8,908)      (18,851)

Net income                       $    48,491   $    42,216   $    20,551

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Statements of Shareholders' Equity

Years Ended December 31
                                        1996          1995          1994
(In thousands)

Common stock
Balance, beginning and end of year$    3,000   $     3,000   $     3,000

Paid-in capital
Balance, beginning and end of year   249,872       249,872       249,872

Unrealized appreciation
(depreciation) of investments, net
Balance, beginning of year            40,720       (33,907)        9,245
Cumulative effect, as of January 1,
1994, of change in accounting
principle, net (Note 2)                    0             0        25,140
Change, net (Note 4)                 (23,098)       74,627       (68,292)
Balance, end of year                  17,622        40,720       (33,907)

Retained earnings
Balance, beginning of year           551,053       512,845       496,302
Net income                            48,491        42,216        20,551
Dividends to parent                   (4,008)       (4,008)       (4,008)
Balance, end of year                 595,536       551,053       512,845

Total shareholder's equity        $  866,030    $  844,645    $  731,810

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31
                                        1996          1995          1994
(In thousands)

Operating Activities
Net Income                        $   48,491   $    42,216   $     20,551

Adjustments to reconcile
net income to net cash used in
operating activities:
Increase (decrease) in future
policy benefits, policy and
contract claims andpremiums
paid in advance, net                    1,299      (31,034)       (10,763)
Decrease in uncollected premiums        5,234       11,653          5,517
Increase in policy acquisition
costs deferred, net of amortization   (56,603)     (82,664)       (63,693)
Net amortization of value assigned
purchased insurance in force            4,249        4,218          3,729
Decrease (increase) in accrued
investment income                      (6,473)      (3,970)           918
Realized investment gains             (12,587)     (21,808)        (9,304)
Accretion of investment discounts      (3,264)      (6,200)        (4,129)
Provision for depreciation              7,442        8,483          8,698
Provision for deferred income tax      (6,001)      (5,956)        (2,241)
Increase in federal income
tax payable                             1,531        2,230          5,326
Other, net                            (15,445)       5,530        (33,609)

Net cash used in operating activities (32,127)     (77,302)       (79,000)

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Statements of Cash Flows

Years Ended December 31
                                        1996          1995          1994
(In thousands)

Investing Activities
Proceeds from sales of
fixed maturities                $    360,570  $    599,100   $    186,113
Proceeds from maturities of
fixed maturities                     184,065       129,734        172,647
Proceeds from sales of
equity securities                     56,355       109,682         56,312
Purchases of fixed maturities       (815,231)   (1,050,787)      (446,048)
Purchases of equity securities       (44,327)      (50,894)       (39,015)
(Increase) decrease in short term
investments, net                       4,505        60,733        (52,477)
Policy loans issued, net of
repayments                           (15,152)      (12,011)       (11,499)
Mortgage loans, net                      711         2,281          3,136
Other, net                            (1,147)       (5,182)        (5,878)
Net cash used for
investing activities                (269,651)     (217,344)      (136,709)

Financing Activities
Deposits credited to
policyholders' funds                 460,687       444,040        336,759
Withdrawals from
policyholders' funds                (165,283)     (138,071)      (122,502)
Mortgage debt principal payments        (843)         (753)          (672)
Dividends to Parent                   (4,008)       (4,008)        (4,008)
Increase in loans payable             14,500             0          4,700
Decrease in cash overdraft            (3,275)        (6,562)         (818)
Capital contribution by minority
shareholder                                 0              0        2,250
Net cash provided by
financing activities                  301,778        294,646      215,709

Increase (decrease) in cash                 0              0            0

Cash, beginning and
end of year (Note 1)              $         0    $         0  $         0

Chubb Life Insurance Company of America and Subsidiaries
Notes to Consolidated Financial Statements

December 31, 1996


1.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts of Chubb Life Insurance Company of America (the Company) and its subsidiaries. Principal subsidiaries include Chubb Colonial Life Insurance Company (Colonial), Chubb Sovereign Life Insurance Company (Sovereign), Chubb America Service Corporation and Chubb Investment Advisory Corporation. Significant intercompany transactions have been eliminated in consolidation.

Chubb Life Insurance Company of America is wholly-owned by The Chubb Corporation (the Parent). On February 23, 1997, The Chubb Corporation entered into a definitive agreement to sell its life and health subsidiaries to Jefferson-Pilot Corporation. (see Note 15).

The consolidated financial statements reflect estimates and judgments made by management which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company is principally engaged in the sale of individual life insurance and investment products. These products are marketed primarily through personal producing general agents throughout the United States.

In the second quarter of 1996, the Company adopted a plan to exit the group insurance business. Accordingly, the group insurance business has been classified as discontinued operations in the consolidated financial statements. (see Note 3).

Certain amounts in the financial statements for prior years have been reclassified to conform with the 1996 presentation.

Recognition of Revenues, Benefits, Claims and Expenses:

Universal Life Products

Universal life products include universal life insurance, variable universal life insurance and other interest-sensitive life insurance policies. Revenues for universal life products consist of policy charges for the cost of insurance, policy administration and surrenders that have been assessed against policy account balances during the period.

Policy fund liabilities for universal life and other interest-sensitive life insurance policies are computed in accordance with the retrospective deposit method and represent policy account balances before surrender charges. Policy fund assets and liabilities for variable universal life insurance are segregated and recorded as separate account assets and liabilities. Separate account assets are carried at market values as of the balance sheet date and are invested by the Company at the direction of the policyholder. Investments are made in one or more of eighteen portfolios in a series fund. Each of the portfolios has specific investment objectives and the investment income and investment gains and losses accrue directly to, and investment risk is borne by, the policyholders. Accordingly, operating results of the separate account are not included in the consolidated statements of income.

Policy claims that are charged to expense include claims incurred in the period in excess of related policy account balances. Other policy benefits include interest credited to universal life and other interest-sensitive life insurance policies. Interest crediting rates ranged from 4% to 6 7/8% in 1996, 4 3/4% to 7 5/8% in 1995 and 4 1/2% to 7 5/8% in 1994.

Investment Products

Investment products include flexible premium annuities, structured settlement annuities and other supplementary contracts without life contingencies. Revenues for investment products consist of policy charges for the cost of insurance, policy administration and surrenders that have been assessed against policy account balances during the period. Deposits for these products are recorded as policy fund liabilities, which are increased by interest credited to the liabilities and decreased by withdrawals and administrative charges assessed against the contract holders. Interest crediting rates ranged from 3 1/2% to 6 3/4% in 1996, 3 1/2% to 8% in 1995 and 3 1/2% to 8 7/8% in 1994.

Traditional Life Insurance Products

Traditional life insurance products include those products with fixed and guaranteed premiums and benefits. Premium revenues for traditional life insurance are recognized as revenues when due. The liabilities for future policy benefits are computed by the net level premium method based on estimated future investment yield, mortality and withdrawal experience. Interest rate assumptions ranged from 3% to 9% in all periods presented. Mortality is calculated principally on an experience multiple applied to select and ultimate tables in common usage in the industry. Estimated withdrawals are determined principally based on industry tables. Policy benefits and claims are charged to expense as incurred.

Accident and Health Insurance

Accident and health insurance premiums are earned on a monthly pro rata basis over the terms of the policies. Benefits include paid claims plus an estimate for known claims and claims incurred but not reported as of the balance sheet date.

Reinsurance

In the ordinary course of business, the Company and its insurance subsidiaries assume and cede reinsurance with other insurance companies.
These arrangements minimize the maximum net loss potential arising from large risks. Ceded reinsurance contracts do not relieve the Company and its insurance subsidiaries from their obligation to policyholders. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar activities or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies.

Reinsurance recoverable on life and health policy liabilities represent estimates of the portion of such liabilities that will be recovered from reinsurers, determined in a manner consistent with the liabilities associated with the reinsured policies.

Deferred Policy Acquisition Costs

Certain costs of acquiring insurance contracts, principally commissions, underwriting costs and certain variable field office expenses, are deferred. Deferred policy acquisition costs for universal life and investment contracts are amortized over the lives of the contracts in relation to the present value of estimated gross profits expected to be realized. Deferred policy acquisition costs related to universal life and investment contracts are also adjusted to reflect the effects that the unrealized gains or losses on investments class-ified as available-for-sale would have had on the present value of estimated gross profits had such gains or losses actually been realized. This adjust-ment is excluded from income and charged or credited directly to the unrealized appreciation or depreciation of the investments component of shareholder's equity, net of applicable deferred income tax.

Traditional life insurance deferred policy acquisition costs are being amortized over the premium-payment period of the related policies using assumptions consistent with those used in computing policy benefit reserves.

Value Assigned Purchased Insurance In Force

The value assigned purchased insurance in force is amortized principally over the estimated life of the insurance in force at the date of acquisition in proportion to the emergence of profit using assumptions consistent with those used in the amortization of the deferred policy acquisition costs. Interest accrues on the unamortized balance at rates ranging from 6 1/4% to 9 1/2% in 1996, 6% to 9 1/4% in 1995 and 7 1/2% to 9 1/2% in 1994. Value assigned purchased insurance in force related to universal life and investment contracts also is adjusted to reflect the effects that the unrealized gains or losses on investments classified as available-for-sale would have had on the present value of estimated gross profits had such gains or losses actually been realized. This adjustment is excluded from income and charged or credited directly to the unrealized appreciation or depreciation of the investments component of shareholder's equity, net of applicable deferred income tax.

Invested Assets

Short term investments, which have an original maturity of one year or less, are carried at amortized cost.

Fixed maturities, which include bonds and redeemable preferred stocks, are purchased to support the investment strategies of the Company. These strategies are developed based on many factors including rate of return, maturity, credit risk, tax considerations and regulatory requirements. Those fixed maturities which the Company has the ability and intent to hold to maturity are considered held-to-maturity and carried at amortized cost. Fixed maturities which may be sold prior to maturity to support the investment strategies of the Company are considered available-for-sale and carried at market value as of the balance sheet date.

Equity securities, which include common stocks and non-redeemable preferred stocks, are carried at market values as of the balance sheet date.

Policy loans are carried at the unpaid balances. Mortgage loans on real estate are carried at the unpaid balances, adjusted for amortization of premium or discount.

Realized gains and losses on the sale of investment are determined on the basis of the cost of the specific investments sold and are credited or charged to income. Unrealized appreciation or depreciation of investments classified as available-for-sale, net of the deferred policy acquisition costs adjustment discussed above and the applicable deferred income tax, is excluded from income and credited or charged directly to a separate component of shareholders equity.

Goodwill

Goodwill, which represents the excess of the purchase price over the fair value of net assets of subsidiaries acquired, is amortized using the straight-line method over 40 years.


Property and Equipment

Property and equipment used in operations are carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets.


Federal Income Taxes

The Company files a consolidated federal income tax return with its parent. Federal income tax is allocated as if the Company and its subsidiaries filed a separate consolidated income tax return.

Deferred income tax assets and liabilities are recognized for the expected future tax effects attributable to temporary differences between the financial reporting and tax bases of assets and liabilities, based on enacted tax rates and other provisions of tax law. Deferred income taxes related to unrealized appreciation or depreciation of investments classified as available-for-sale are charged or credited directly to a separate component of shareholder's equity.

Fair Values of Financial Instruments

Fair values of financial instruments are based on quoted market prices where available. Fair values of financial instruments for which quoted market prices are not available are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rates and the estimates of future cash flows. Accordingly, the derived fair value estimates cannot be sub-stantiated by comparison to independent markets and are not necessarily indicative of the amounts that could be realized in immediate settlement of the instrument. Certain financial instruments, particularly insurance contracts, are excluded from fair value disclosure requirements.

The methods and assumptions used to estimate the fair value of financial in-struments are as follows:

Fair values of fixed maturities with active markets are based on quoted market prices. For fixed maturities that trade in less active markets, fair values are obtained from independent pricing services. Fair values of fixed maturities are principally a function of current interest rates. Care should be used in evaluating the significance of these estimated market values.

Fair values of equity securities are based on quoted market prices.

The carrying value of short term investments approximates fair value due to the short maturities of these investments.
Fair values of policy loans and mortgage loans are estimated using discounted cash flow analyses and approximate carrying values.

The carrying value of short term debt approximates fair value due to the short maturities of the debt.

The carrying value and fair value of financial instruments were as follows:

                                 December
                          1996                      1995
                    Carrying      Fair     Carrying         Fair
                     Value        Value      Value          Value
(In thousands)

Assets
Invested assets
  Fixed maturities
 Held-to-maturity       $      381,230   $   398,909 $   403,539    $   434,972
 Available-for-sale          2,498,281     2,498,281   2,244,192      2,244,192
  Equity securities             30,681        30,681      40,208         40,208
  Short term investments        48,333        48,333      50,765         50,765
  Policy loans                 217,857       217,857     202,705        202,705
  Mortgage loans on real estate  8,945         8,945       9,634          9,634
Liabilities
Loans payable                   50,500        50,500      36,000         36,000

Cash Flow Information

In the statement of cash flows, short term investments are not considered to be cash equivalents. Cash overdrafts are included in accrued expenses and other liabilities. The overdrafts at December 31, 1996 and 1995 were $19,530,000 and $22,805,000, respectively.

2.  Changes in Accounting Principles

Effective January 1,1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Similar to the Company's previous accounting policy for investments in fixed maturities and equity securities, SFAS No. 115 provides that the accounting for such securities depends on their classification as either held-to-maturity, available-for-sale or trading. However, SFAS No. 115 establishes more stringent criteria for classifying fixed maturities as held-to-maturity. SFAS No. 115 also requires that fixed maturities classified as available-for-sale be carried at market value, with unrealized appreciation or depreciation excluded from income and credited or charged directly to a separate component of shareholder's equity. Prior to 1994, such fixed maturities were carried at the lower of the aggregate amortized cost or market value. In conjunction with the Company's adoption of SFAS No. 115, deferred policy acquisition costs and value assigned purchased insurance in force related to universal life and investment contracts were adjusted to reflect the effects that would have been recognized had the unrealized gains relating to investments classified as available-for-sale actually been realized, with a corresponding charge directly to the separate component of shareholder's equity.

The cumulative effect, as of January 1, 1994, of the change in accounting principle was as follows:


     (In thousands)
Unrealized appreciation of fixed maturities
considered available-for-sale                       $    99,395

Adjustment to deferred policy acquisition costs         (54,838)

Adjustment to value assigned purchased
insurance in force                                       (5,882)
                                                         38,675

Deferred income tax                                      13,535

Increase in shareholder's equity                    $    25,140

Adoption of SFAS No. 115 did not have an impact on net income.

Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Statement establishes accounting standards for the impair-ment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets. Under SFAS No. 121, an impairment loss is recognized if the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset. Measurement of impairment should be based on the fair value of the asset. The adoption of SFAS 121 did not have an impact on net income.

3.   Discontinued Operations

In the second quarter of 1996, the Company adopted a plan to exit the group health insurance business. Formerly, this business was the Company's group insurance business segment.

Marketing of traditional group health business was discontinued. Due to various contractual and regulatory requirements, traditional group coverages will be renewed in certain jurisdictions until an orderly transition to another carrier or termination of coverage can occur. It is expected that the exit from this business will be completed by the end of 1998.

Managed care products were sold through ChubbHealth, Inc. (CHI), a health maintenance organization (HMO). CHI commenced operations in the New York City metropolitan area on June 1, 1994. ChubbHealth Holdings, Inc. (Holdings) owned 100% of CHI and was jointly owned by the Company and Healthsource Metropolitan New York Holding Company, Inc., formerly known as Healthsource New York, Inc. (Healthsource). The Company owned 85% of the outstanding stock of Holdings at December 31, 1995.

On May 31, 1996 the Company entered into a definitive agreement to sell its interest in CHI to Healthsource for $25,647,000 in cash. The sale was completed effective December 31, 1996 and the cash settlement was received on January 6, 1997.

The sale resulted in an after tax gain of approximately $15,000,000 which was substantially offset by estimated costs relating to the exit from the remaining group insurance business. The discontinued group insurance business had no effect on net income after April 1, 1996. It is expected that the discontinued group insurance business will not affect the Company's net income significantly in the future.

The identifiable assets and liabilities of the group insurance business included in the accompanying consolidated balance sheets, by the respective category, were as follows:
                                                              December 31
                                                        1996           1995
                                                            (In thousands)
Assets
Uncollected premium                              $       3,742   $      7,779
Reinsurance recoverable on life and health
policy liabilities                                       1,753          1,650
Other assets                                             8,414          8,383
                                                 $      13,909   $     17,812

Liabilities
Future policy benefits                           $       9,294   $     12,099
Policy and contract claims                              50,311         61,690
Premiums paid in advance                                 1,047          1,493
Accrued expenses and other liabilities                   5,660          8,827
                                                 $      66,312   $     84,109

In addition to the assets and liabilities above, sufficient invested assets were held for the payment of group insurance liabilities. It is not prac-ticable to segregate the specific invested assets associated with those liabilities.

The net assets of Holdings included in Other Assets at December 31, 1995 were as follows:

                          (In thousands)

Assets                                $      21,472
Liabilities                                  15,667
Minority interest in net assets                 871
Net assets held-for-sale              $       4,934


The results of discontinued operations were as follows:

                                Years Ended December 31
                          1996            1995           1994
                          (In thousands)
Revenues                         $   58,902   $     320,852   $     580,999

Benefits, claims and expenses        60,816         336,098         610,539

Loss from operations before income
tax benefit                          (1,914)       (15,246)         (29,540)
Income tax benefit                     (656)        (5,373)         (10,253)
Loss from discontinued operations
   before minority interest
   in subsidiary                     (1,258)        (9,873)         (19,287)

Minority interest in net loss of
   consolidated subsidiary             (213)          (965)            (436)

Loss from discontinued
operations                        $  (1,045)  $      (8,908)  $     (18,851)


Losses before income tax benefits for discontinued operations reflect all-ocations of investment income and expenses using allocation methods deemed to be reasonable. Other acceptable allocation methods could produce different results.

4.  Invested Assets

The sources of net investment income from continuing operations were as follows:

                          Years Ended December 31
                      1996        1995         1994
                         (In thousands)

Fixed maturities        $      215,117    $ 201,573    $ 171,673
Equity securities                3,505        3,544        4,996
Short term investments           3,444        4,268        2,684
Policy loans                    15,275       14,219       12,749
Mortgage loans                     914        1,014        1,259
Other                              515        1,039        1,214
Gross investment income        238,770      225,657      194,575
Investment expenses              2,288        2,710        2,161
Net investment income   $      236,482    $ 222,947    $ 192,414


Realized investment gains and losses were as follows:


                           Years Ended December 31
                      1996        1995           1994
                          (In thousands)

Gross realized investment gains
Fixed maturities            $    9,455   $  14,902       $  6,013
Equity securities                6,898      13,052          8,302
                            $   16,353   $  27,954       $ 14,315
Gross realized investment losses
Fixed maturities            $    1,774   $   4,409       $  3,618
Equity securities                1,992       1,737          1,393
                            $    3,766   $   6,146       $  5,011
Net realized investment gains
Fixed maturities            $    7,681   $  10,493       $  2,395
Equity securities                4,906      11,315          6,909
                            $   12,587   $  21,808       $  9,304


Proceeds from the sales of fixed maturities considered available-for-sale were $360,570,000, $599,100,000 and $174,053,000 in 1996, 1995 and 1994,
respectively.  Gross gains of $9,455,000, $14,902,000 and $5,918,000 and gross losses of $1,774,000, $4,409,000 and $3,581,000 were realized on such sales in 1996, 1995 and 1994, respectively.

The components of unrealized appreciation (depreciation) of investments class-ified as available-for-sale were as follows:

                                                 December 31
                                            1996              1995
                                                (In thousands)
Equity securities
Gross unrealized appreciation       $       3,797      $     6,014
Gross unrealized depreciation                 323              135
                                            3,474            5,879
Fixed maturities
Gross unrealized appreciation              71,332          111,324
Gross unrealized depreciation              16,499            9,276
                                           54,833          102,048
                                           58,307          107,927

Deferred policy acquisition costs
adjustment                                (29,414)         (41,850)
Value assigned purchased insurance
  in force adjustment                      (1,783)          (3,397)
                                          (31,197)         (45,247)
                                           27,110           62,680
Minority interest in unrealized
  appreciation                                  0              (34)

Deferred tax liability, net                 9,488           21,926
                                    $      17,622       $   40,720

The changes in unrealized appreciation or depreciation of investments classified as available-for-sale were as follows:

                                          Years Ended December 31
                                    1996          1995           1994
                                            (In thousands)
Change in unrealized
  appreciation of
  equity securities         $      (2,405)   $      913     $   (9,257)
Change in unrealized
  appreciation of
  fixed maturities                (47,181)      158,427       (155,808)
Change in deferred policy
  acquisition costs
  adjustment                       12,436       (65,395)        78,383
Change in value assigned
  purchased Insurance in
  force adjustment                  1,614        (6,835)         9,320
                                  (35,536)       87,110        (77,362)
Deferred income tax (credit)      (12,438)       30,490        (27,077)
Increase (decrease) in
valuation allowance                     0       (18,007)        18,007

                                  (23,098)       74,627        (68,292)
Cumulative effect, as of
January 1, 1994,
of change in accounting
principle, net                          0             0         25,140

                               $  (23,098)    $  74,627      $ (43,152)

The cost of equity securities was $27,207,000 and $34,329,000 at December 31, 1996 and 1995, respectively.

The amortized costs and estimated market value of fixed maturities were as follows:

                         December 31, 1996
                                       Gross           Gross         Estimated
                     Amortized       Unrealized      Unrealized       Market
                       Cost            Gains          Losses          Value
                           (In thousands)
Held-to-maturity
Tax exempt bonds      $  967           $  27            $   0      $     994
Taxable
U.S. Government and
government agency and
authority obligations 17,426           1,339                7         18,758
Corporate bonds      174,817          14,339                0        189,156
Foreign bonds         15,000           2,109                0         17,109
Mortgage-backed
   securities        173,020           2,208            2,336        172,892
Total taxable        380,263          19,995            2,343        397,915
Total held-to-
maturity             381,230          20,022            2,343        398,909
Available-for-sale
Taxable
U.S. Government and
government agency and
authority obligations205,577           1,711              658        206,630
Corporate bonds    1,170,611          34,332           10,974      1,193,969
Foreign bonds        153,757           8,310              883        161,184
Mortgage-backed
   securities        911,248          26,791            3,887        934,152
Redeemable preferred
   stocks              2,255             188               97          2,346
Total available-
for-sale           2,443,448          71,332           16,499      2,498,281
Total fixed
maturities        $2,824,678       $  91,354          $18,842     $2,897,190

                                           December 31, 1995

                                          Gross            Gross      Estimated
                        Amortized       Unrealized      Unrealized      Market
                          Cost            Gains            Losses       Value
                                            (In thousands)
Held-to-maturity
Tax exempt bonds         $ 1,051        $    38         $       0    $   1,089
Taxable
U.S. Government and
government agency and
authority obligations     17,947          2,350                 0       20,297
Corporate bonds          191,126         21,621                 0      212,747
Foreign bonds             15,119          2,259                 0       17,378
Mortgage-backed
securities               178,296          5,211                46      183,461
Total taxable            402,488         31,441                46      433,883
Total held-to
maturity                 403,539         31,479                46      434,972
Available-for-sale
Taxable
U.S. Government and
government agency and
authority obligations    187,073          6,670                 3      193,740
Corporate bonds          805,768         49,752             6,794      848,726
Foreign bonds            134,224          6,847                70      141,001
Mortgage-backed
securities             1,012,600         47,621             2,389    1,057,832
Redeemable
preferred stocks           2,704            209                20        2,893
Total available-
for-sale               2,142,369        111,099             9,276    2,244,192
Total fixed
maturities             2,545,908        142,578             9,322    2,679,164

Discontinued operations (CHI)
Assets held-
for-sale                  11,534            225                 0       11,759
Total fixed
maturities            $2,557,442      $ 142,803      $      9,322   $2,690,923


The unrealized appreciation or depreciation of fixed maturities classified as held-to-maturity are not reflected in the financial statements. The change in net unrealized appreciation or depreciation of such fixed maturities was depreciation of $13,754,000, appreciation of $46,406,000 and depreciation of $166,767,000 for the years ended December 31, 1996, 1995 and 1994, respective ly.

In December 1995, fixed maturities classified as held-to-maturity with an aggregate amortized cost of $182,820,000 and unrealized appreciation of $3,885,000 were reclassified as available-for-sale. Such reclassifications resulted from the Company's reassessment of its classifications of fixed maturities as permitted under SFAS No. 115 implementation guidance issued by the Financial Accounting Standards Board (FASB) in November 1995.

The amortized cost and estimated market value of fixed maturities by contractual maturity were as follows:

                                       December 31, 1996
                             Held-to-Maturity           Available-for-Sale
                                 Estimated                      Estimated
                           Amortized      Market      Amortized       Market
                             Cost          Value        Cost           Value
                                (In thousands)
Due in one year or less   $  10,026     $  10,207     $  10,240      $  10,266
Due after one year through
five years                   63,785        68,892       257,205        266,921
Due after five years through
ten years                    75,743        81,875       445,479        456,299
Due after ten years          58,656        65,043       819,276        830,643
Subtotal                    208,210       226,017     1,532,200      1,564,129
Mortgage-backed securities  173,020       172,892       911,248        934,152
                         $  381,230     $ 398,909   $ 2,443,448   $  2,498,281



Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

5. Deferred Policy Acquisition Costs and Value Assigned Purchased Insurance In Force Policy acquisition costs deferred and the related amortization charged to income from continuing operations were as follows:

                                             Years Ended December 31
                                          1996           1995          1994
                                                 (In thousands)
Balance, beginning of year           $  575,614     $  558,345      $ 471,107
Cumulative effect, as of January 1,
1994, of change in accounting
principle                                                             (54,838)
Costs deferred during year              149,481        155,903        128,420
Amortization during year                (92,878)       (73,239)       (64,727)
Change in adjustment to reflect the
effects of unrealized (appreciation)
depreciation of investments              12,436        (65,395)        78,383
Balance, end of year                 $  644,653     $  575,614      $ 558,345


Changes in the value assigned purchased insurance in force were as follows:

                                             Years Ended December 31
                                        1996            1995             1994
                                                  (In thousands)
Balance, beginning of year         $  37,095         $ 48,148        $ 48,439
Cumulative effect, as of
  January 1, 1994, of
  change in accounting principle                                       (5,882)
Accrued interest                       3,094           3,603            4,040
Amortization                          (7,343)         (7,821)          (7,769)
Change in adjustment to reflect
  the effects of unrealized
  (appreciation) depreciation
  of investments                       1,614          (6,835)           9,320
Balance, end of year               $  34,460         $37,095         $ 48,148


The estimated net amortization of the value assigned purchased insurance in force is as follows:
Year Ending December 31:        (In thousands)
1997                          $         3,670
1998                                    3,227
1999                                    2,764
2000                                    2,462
2001                                    2,347
Subsequent to 2001                     19,990
                              $        34,460

6. Federal Income Taxes

Federal income tax provisions for the years ended December 31, 1996, 1995 and 1994 have been computed using the tax rates and regulations in effect during each year. The provision for federal income tax gives effect to permanent differences between financial and taxable income. Accordingly, the effective tax rate is less than the statutory federal corporate tax rate. The reasons for the lower effective tax rate were as follows:

                                           Years Ended December 31
                                     1996            1995             1994
                                               (In thousands)
Tax at statutory federal
income tax rate (35%)          $   26,122        $  27,074       $   20,007
Dividends received deduction
and tax exempt income              (1,441)          (1,469)          (1,925)
Amortization of goodwill              394              394              394
Foreign taxes                        (451)            (620)            (952)
Other                                 475              851              236
Federal income tax expense     $   25,099        $  26,230        $  17,760

The tax effects of temporary differences that gave rise to deferred income tax liabilities and assets were as follows:
                                                         December 31
                                                   1996               1995
                                                        (In thousands)
Deferred policy income tax liabilities:
Deferred policy acquisition costs                $ 167,655          $ 156,873
Value assigned purchased insurance in force         19,753             19,365
Unrealized appreciation in investments              20,407             43,921
Other                                               10,323              7,529
Total                                              218,138            227,688

Deferred income tax assets:
Future policy benefits and policy fund balances    156,427            147,587
Postretirement benefits                              8,128              8,146
Total                                              164,555            155,733
Net deferred income tax liabilities              $  53,583         $   71,955

Prior to 1984, life insurance companies were allowed certain special deductions for federal income tax purposes which could become subject to tax at normal rates under certain circumstances, including distribution to shareholders. These special deductions were set aside in a Policyholders' Surplus Account. Under the 1984 Act, no further additions to this account are permitted. At December 31, 1996, approximately $13,464,000 of untaxed retained earnings remained. No income taxes have been provided since management does not anticipate any transaction that would cause this remaining amount to become taxable. The unrecognized deferred tax related to the Policyholders' Surplus Account is $4,712,000.

Federal income taxes paid in 1996, 1995 and 1994 were $29,569,000, $29,957,000 and $14,667,000, respectively.

7. Pensions

In 1996, the Company's pension plans were merged into the pension plan of the Parent. The Parent's plan covers substantially all employees. Pension costs allocated to the Company for the year ended December 31, 1996, were $1,500,000. The costs were offset by a net curtailment gain of $1,322,000, resulting from workforce reductions. This gain was primarily due to the reduction of the pro-jected benefit obligation associated with severed employees' pension benefits offset by the recognition of the prior service costs related to those employees.

Prior to the merger of the plans, the Company had several noncontributory defined benefit pension plans covering substantially all employees. The benefits were generally based on an employee's years of service and average compensation during the last five years of employment. Pension costs were determined using the projected unit credit method. The Company's policy was to make annual contributions that met the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Contributions were intended to provide not only for benefits attributed to service but also for those expected to be earned in the future.

The components of net pension cost were as follows:

                                            Years Ended December 31
                                           1995                   1994
                                                (In thousands)
Service cost of current period          $   3,510               $  3,387
Interest cost on projected benefit
obligation                                  5,687                  5,098
Actual return on plan assets               (6,286)                   (27)
Net amortization and deferral                (152)                (6,253)
Net pension cost                        $   2,759               $  2,205

During 1995, the Company recognized a net curtailment gain of $3,058,000 resulting from workforce reductions. This gain was primarily due to the reduction of the projected benefit obligation associated with severed employees' pension benefits offset by the recognition of the prior service costs related to those employees.

The following table sets forth the Company's prior plans' funded status and amounts recognized in the balance sheet:

                                                             December 31
                                                                 1995
                                                             (In thousands)
Actuarial present value of benefit obligations for service
rendered to date:
Accumulated benefit obligations, including
vested benefits of $61,983                                      $64,472
Additional amount related to projected future salary increases   16,303
Projected benefit obligation for service rendered to date        80,775
Plan assets at fair value                                        80,694
Projected benefit obligation in excess of plan assets                81
Unrecognized net gain from past experience different from that
assumed                                                           7,230
Unrecognized prior service cost                                  (2,499)
Unrecognized net obligation at January 1, 1986 being
recognized over thirteen years                                      890
Pension liability included in other liabilities                 $ 5,702

The weighted average discount rates used in determining the actuarial present value of the projected benefit obligations at December 31, 1995 were 7 1/2%, and the rate of increase in future compensation levels was 6%. The expected long-term rate of return on assets was 9%.

Plan assets were principally invested in publicly traded stocks and bonds.

8.  Other Postretirement Benefits

The Company provides certain other postretirement benefits, principally health care and life insurance, to retired employees and their beneficiaries and covered dependents. Substantially all employees may become eligible for these benefits upon retirement if they meet minimum age and years of service requirements.

The Company does not fund these benefits in advance. Benefits are paid as covered expenses are incurred. Health care coverage is contributory.
Retiree contributions vary based upon a retiree's age, type of coverage and years of service with the Company. Life insurance coverage is noncontributory.

The components of net postretirement benefit cost were as follows:

                                                  Years Ended December 31
                                               1996         1995        1994
     (In thousands)
Service cost of current period              $  1,076     $  1,095    $  1,022
Interest cost on accumulated benefit
obligation                                     1,613        1,540       1,505
Net postretirement benefit cost             $  2,689     $  2,635    $  2,527

During 1996 and 1995, the Company recognized net curtailment gains of $648,000 and $1,243,000, respectively, resulting from workforce reductions. These gains were primarily due to the reduction of the accumulated postretirement benefit obligation associated with severed employees' other postretirement benefits.

The components of the accumulated postretirement benefit obligation were as follows:

                                                      December 31
                                                   1996          1995
                                                     (In thousands)
Retirees                                      $    9,399     $   9,392
Fully eligible active plan participants            1,001         1,310
Other active plan participants                    10,160        11,139
Accumulated postretirement benefit
obligation                                        20,560        21,841
Unrecognized net gain from past
experience different from that assumed             3,609         1,066
Postretirement benefit liability included in
other liabilities                             $   24,169     $  22,907

The weighted average discount rate used in determining the actuarial present value of the accumulated postretirement benefit obligation at December 31, 1996 and 1995 was 7 3/4% and 7 1/2%, respectively. The health care cost trend rate used to measure the accumulated postretirement cost for medical benefits is 11 3/4% for 1997. The rate is assumed to decrease gradually to 6% for the year 2008 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amount of the accumulated postretirement benefit obligation and the net postretirement benefit cost reported. To illustrate, a one percent increase in the trend rate for each year would increase the accumulated postretirement benefit obligation at December 31, 1996 by $3,445,000 and the aggregate of the service and interest cost components of net postretirement benefit cost for the year ended December 31, 1996 by $451,000.

9. Stock Ownership and Incentive Plans

Substantially all of the Company's employees are eligible to participate in the stock ownership and incentive plans of the Parent. The aggregate costs ass-ociated with the plans were approximately $3,414,000, $4,365,000 and $4,401,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

10. Rent Expense and Commitments

The Company occupies office facilities under lease agreements which expire at various dates through 2009; such leases generally are renewed or replaced by other leases. In addition, the Company leases office and transportation equipment.

Total rent expense charged to operations amounted to approximately $4,708,000 for 1996, $5,560,000 for 1995 and $5,099,000 for 1994. All leases are operating leases and generally contain renewal options. At December 31, 1996, future minimum rental payments required under noncancellable operating leases were as follows:

                               (In thousands)
Years Ending December 31:
1997                             $   3,341
1998                                 2,560
1999                                 1,916
2000                                 1,449
2001                                 1,334
Subsequent to 2001                   5,715
                                 $  16,315


11. Reinsurance

The Company is involved in both the cession and assumption of reinsurance with other insurance companies. Risks are reinsured with other companies to permit the recovery of a portion of the direct losses. Sovereign had a re-insurance recoverable resulting from a reinsurance agreement with a single re-insurer of $98,716,000 and $101,656,000 at December 31, 1996 and 1995, re-
spectively. Sovereign coinsured fifty percent of a block of single premium whole life policies under this agreement. Sovereign and the reinsurer are joint and equal owners in securities and short-term investments of $191,878,000 and $193,146,000 at December 31, 1996 and 1995, respectively. The remaining reinsurance recoverables were associated with numerous other reinsurers.
The maximum amount of individual life insurance retained on any one life, including accidental death benefits, is $1,400,000.

The effect of reinsurance on the premium and policy charges in the consolidated statements of income was as follows:


                    Direct       Ceded to         Assumed  from
                   Amount    Other Companies    Other Companies  Net Amount
1996:   (In thousands)
Premiums Earned and Policy Charges for the year:

Life Insurance   $  335,376      $   18,818        $   1,607       $  318,165
Accident and
Health Insurance     28,824           9,207                0           19,617
Total Premiums and
Policy Charges   $  364,200      $   28,025        $   1,607       $  337,782

1995:
Premiums Earned and Policy Charges
for the year:

Life Insurance  $  309,447       $   20,145          $   1,766     $  291,068
Accident and
Health Insurance    29,784            9,577                  0         20,207
Total Premiums and
Policy Charges  $  339,231       $   29,722          $   1,766     $  311,275

1994:
Premiums Earned and Policy Charges for the year:

Life Insurance  $   270,649      $   19,695          $   1,566     $  252,520
Accident and
Health Insurance     27,500           8,073                  0         19,427
Total Premiums
and Policy
Charges         $   298,149      $   27,768          $   1,566     $  271,947

Reinsurance recoveries which have been deducted from benefits, claims and expenses in the consolidated statements of income were $46,093,000, $49,984,000 and $52,976,000 in 1996, 1995 and 1994, respectively.

12. Dividend Restrictions

The Company and its insurance subsidiaries are required to file annual state-ments with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis).
For such subsidiaries, GAAP differs in certain respects from statutory accounting practices.

A comparison of shareholder's equity on a GAAP basis and policyholders' surplus on a statutory basis is as follows:
                                               December 31
                                         1996                1995
                                             (In thousands)
GAAP                                $   866,030          $  844,645
Statutory                               328,327             317,624

A comparison of GAAP and statutory net income (loss) is as follows:

                                         Years Ended December 31
                                     1996          1995         1994
                                            (In thousands)
GAAP                             $  48,491     $ 42,216     $ 20,551
Statutory                           33,988       26,828       (4,264)


The amount of GAAP surplus in excess of statutory surplus is unavailable for distribution. In addition, various state insurance laws restrict the Company and its insurance subsidiaries as to the amount of dividends from statutory surplus they may pay without the prior approval of regulatory authorities. The restrictions generally are based on net gains from operations and on certain levels of policyholders' surplus as determined in accordance with statutory accounting practices. Dividends in excess of such thresholds are considered "extraordinary" and require prior regulatory approval. The maximum ordinary dividend distribution that may be made by the Company to the Parent during 1997 is approximately $32,800,000.

13. Debt and Credit Arrangements
                                           December 31
                                     1996            1995
                                         (In thousands)
Notes                           $   50,500       $   10,000
Commercial Paper                         0           26,000
                                $   50,500       $   36,000

The Company has a loan agreement with a bank providing for a revolving line of credit, at a variable interest rate, of $60,000,000 and 36,000,000, at December 31, 1996 and 1995, respectively. There were $50,500,000 and $10,000,000 in borrowings against this line of credit at December 31, 1996 and 1995, respectively. Interest paid on these borrowings was $968,000 and $683,000, and $382,000 in 1996, 1995, and 1994 respectively.

During 1996 and 1995, the Company borrowed in the short term commercial paper market. These notes were issued by Chubb Capital Corporation, a subsidiary of the Parent. The interest rate was variable and was based on Chubb Capital Corporation's cost of funds. The outstanding balance of commercial paper was repaid in the fourth quarter of 1996. The agreement remains in effect at December 31, 1996. Interest paid on the borrowings in 1996, 1995 and 1994 was $1,206,000, $1,559,000 and $1,094,000, respectively.

A mortgage loan payable, which is secured by a portion of the Company's home office property in Concord, New Hampshire, bears interest at 11 3/8% and is payable monthly through December 2000.

Debt maturities of the mortgage loan payable are as follows:

Years ending December 31        (In thousands)
1997                              $       944
1998                                    1,057
1999                                    1,184
2000                                    1,184

                                   $    4,369


Interest paid on the mortgage loan in 1996, 1995 and 1994 was $550,000, $640,000 and $721,000, respectively.


14. Litigation

The Company is involved in pending or threatened lawsuits arising from the normal conduct of its insurance business. Several suits have been brought against the Company seeking both punitive and compensatory damages.
Management is of the opinion that these suits are substantially without merit, that valid defenses exist, and that such litigation will not have a material effect on the consolidated financial statements.

15. Subsequent Event Relating to Change in Ownership

The Company's Parent, The Chubb Corporation, entered into a definitive agreement, dated February 23, 1997, to sell the Company to Jefferson-Pilot Corporation for $875,000,000 in cash, subject to various closing adjustments and other customary conditions. The sale is subject to regulatory approvals and is expected to be completed by the end of the second quarter of 1997.

Unaudited Consolidated
Financial Statements

Chubb Life Insurance
Company of America and
Subsidiaries

Quarter ended March 31, 1997




Chubb Life Insurance Company of America and Subsidiaries
Unaudited Consolidated Financial Statements

Quarter ended March 31, 1997

Contents

Unaudited Consolidated Financial Statements
Consolidated Balance Sheet as of March 31, 1997               1
Consolidated Statements of Income for the three
  months ended March 31, 1997 and 1996                        3
Consolidated Statements of Shareholder's Equity
  for the three months ended March 31, 1997 and 1996          4
Consolidated Statements of Cash Flows for the
  three months ended March 31, 1997 and 1996                  5

Chubb Life Insurance Company of America and Subsidiaries Consolidated Balance Sheets
                                                      Unaudited
                                                        3/31/97
                                                    (In thousands)
Assets
Invested assets
Fixed maturities
Held-to-maturity, at amortized cost                $    375,383
Available-for-sale, at market                         2,517,171
Equity securities, at market                             24,674
Short term investments, at cost                          30,040
Policy loans                                            221,847
Mortgage loans on real estate                             7,966
Total invested assets                                 3,177,081

Accrued investment income                                51,227
Uncollected premiums                                      8,330
Reinsurance recoverable on life
and health policy liabilities                           198,879
Deferred policy acquisition costs                       678,944
Value assigned purchased insurance in force              35,131
Goodwill, net                                            62,652
Property and equipment, net                              36,859
Separate account assets                                 434,449
Other assets                                             83,851
                                                      1,590,322
Total assets                                        $ 4,767,403

Chubb Life Insurance Company of America and Subsidiaries Consolidated Balance Sheets
                                                      Unaudited
                                                       03/31/97
                                                  (In thousands)
Liabilities
Policy liabilities
Policy fund balances                                 $2,461,413
Future policy benefits                                  645,701
Policy and contract claims                               70,078
Premiums paid in advance                                    748
Other policyholders' funds                              100,126
                                                      3,278,066

Mortgage loan payable                                     4,142
Loans payable                                            50,500
Federal income taxes payable                              7,792
Deferred federal income taxes                            36,050
Separate account liabilities                            434,449
Net liabilities of discontinued operations               12,236
Accrued expenses and other liabilities                   63,979
Total liabilities                                     3,887,214

Shareholder's equity
Common stock--$5 par value, 600,000 shares
authorized, issued and outstanding                        3,000
Paid-in capital                                         249,872
Unrealized appreciation of investments, net               1,650
Retained earnings                                       625,667
Total shareholder's equity                              880,189

Total liabilities and shareholder's equity           $4,767,403

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Statements of Income

                                          Unaudited     Unaudited
Three Months Ended March 31,                 1997          1996
                                            (In thousands)

Revenues
Premiums and policy charges           $    87,417   $    83,359
Net investment income                      61,474        57,939
Realized investment gains                   3,441         2,909
Other income                                  947           634
Total revenues                            153,279       144,841

Benefits and Claims
Policy benefits and claims                 73,914        74,234
Change in reserves for
future policy benefits                      6,803         5,463
Total benefits and claims                  80,717        79,697

Expenses
Commissions and other
operating expenses                          8,800        24,393
Amortization                               29,201        23,325
Total expenses                             38,001        47,718

Total benefits, claims and expenses       118,718       127,415

Income from continuing operations
before federal income tax                  34,561        17,426

Federal income tax (benefit)
Current                                    17,365         6,072
Deferred                                   (8,933)         (694)
Total federal income tax                    8,432         5,378

Income from continuing operations          26,129        12,048

Discontinued operations, net                6,006        (1,045)

Net income                            $    32,135   $    11,003

Note: Effective April 1, 1996, the group insurance business has been accounted for as discontinued operations. In the first quarter of 1997, group lines reported income of $6 million due to a one time benefit from a revised estimate related to the New York Demographic Pool liability. This compares to a $1 million loss for the first quarter of 1996 which was the result of operations prior to the decision to exit the group insurance business. Certain prior year amounts have been reclassified to conform with the 1997 presentation.

Chubb Life Insurance Company of America and Subsidiaries
Consolidated Statements of Cash Flows

                                        Unaudited     Unaudited
Three Months Ended March 31,                 1997          1996
                                               (In thousands)

Operating Activities
Net Income                              $   32,135  $    11,003

Adjustments to reconcile
net income to net cash used in
operating activities:
Decrease in future policy
benefits, claims and premiums               (4,883)      (1,218)
Increase in policy acquisition
costs deferred, net of amortization         (6,770)     (16,967)
Provision for deferred income tax           (8,933)        (665)
Increase (decrease) in investment
trades payable                                (693)      18,561
Other, net                                   3,814       10,339

Net cash provided by
operating activities                        14,670       21,053

Investing Activities:
Proceeds from sales of
fixed maturities                           86,533       132,255
Proceeds from maturities of
fixed maturities                           33,338        30,527
Proceeds from sales of
equity securities                          12,125        12,041
Purchases of fixed maturities            (182,678)     (221,046)
Purchases of equity securities             (6,218)      (12,080)
Increase in short term investments, net   (11,635)      (10,524)
Sale of subsidiary                         30,432             0
Other, net                                 (3,918)         (987)
Net cash used for
investing activities                      (42,021)      (69,814)

Financing Activities:
Deposits credited to
policyholders' funds                       85,645        95,731
Withdrawals from
policyholders' funds                      (44,274)      (38,054)
Decrease in cash overdraft                 (8,755)       (7,780)
Dividends paid to minority
Other, net                                 (5,265)       (1,136)
Net cash provided by
financing activities                       27,351        48,761

Increase (decrease) in cash                      0            0

Cash, beginning and
end of period                          $         0  $         0